Exhibit 99.1

VIAVID
communications simplified.

hopTo Inc.

Second Quarter 2015 Earnings Conference Call

August 6, 2015

C O R P O R A T E   P A R T I C I P A N T S

Julie Silber, Senior Vice President, KCSA

Eldad Eilam, President & Chief Executive Officer, Director

Jean-Louis Casabonne, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Brian Murphy, Merriman Capital

Mark Campbell, Private Investor

P R E S E N T A T I O N

Operator:

Greetings and welcome to the hopTo Second Quarter Results Conference Call. At this time, all participants are in a listen-only-mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Julie Silber, Senior Vice President of Investor Relations at KCSA. Thank you. Ms. Silber, you may begin.

Julie Silber:

Thank you and good afternoon everyone. We are pleased that you are joining us for the hopTo Inc. Second Quarter 2015 Earnings Conference Call. Speaking on the call today will be; Eldad Eilam, President and Chief Executive Officer, and Jean-Louis Casabonne, Chief Financial Officer.

By now everyone should have access to the press release that was announced today. If you have not received the press release, it is available on the Investor Relations’ portion of hopTo’s website at www.hopto.com. Before we begin, I’d like to remind you that the information in today’s press release and the remarks made by our executives on this call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and involves risks and uncertainties that could cause our actual financial results, performance, prospects, and opportunities, to differ materially from those expressed in or implied by these statements. These risks and uncertainties include but are not limited to, the factors identified in our news release and our filings with the Securities and Exchange Commission. You may access any of these filings at, www.sec.gov.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Please also note that the information provided on this call should be considered current only as of today. Except as expressly required by the Federal Securities Laws, we undertake no duty to update that information.

Finally, I want to mention that a replay of the call can be accessed after the call today and will be available for approximately one year. With that, I would like to turn the call over to the Company’s President and CEO, Eldad Eilam. Eldad

Eldad Eilam:

Thank you, Julie and welcome everyone to our second quarter 2015 conference call. We are here to discuss our second quarter 2015 financial results, give you an update on recent developments as well as share with you what we believe the remainder 2015 has in store for hopTo. Before we get into a detailed business update for hopTo, I would now like to turn the call over to our CFO, JL Casabonne for a financial update. JL.

Jean-Louis Casabonne:

Thanks Eldad. I’ll first give an overview of the financials for the first six months of 2015 and then I’ll talk in more detail about the second quarter of 2015. As we stated in our press release today, nearly all of our consolidated revenue for the first six months of 2015 is derived from our Go-Global product line. The Go-Global revenue includes product licensing fees as well as service fees for maintenance contracts.

In the first half of 2015, we reported that the Company recognized $2.8 million in revenue. This was a year-over-year increase of approximately 3% from the $2.7 million in 2014.

As we stated last quarter, we have been optimistic that the release of Go-Global version 5.0 for Windows would enable this product to return to modest growth and we still believe this to be the case. Our total orders or bookings for Go-Global in the first six months of 2015 have exceeded bookings for the six months of 2014 by about 6%.

In the first six months of 2015, we have also booked orders for hopTo Work in excess of $50,000 mostly in the second quarter. Some of these orders have contributed to revenue in the first half of 2015 but the majority will become revenue over the balance of 2015 as they`re sold through the resellers. Therefore we expect to see more growth in the orders to come as sales continue to improve for both the Go-Global and hopTo Work product line.

For the first half of 2015, we reported an operating loss of $2.3 million which was an improvement of approximately 30% compared with a $3.3 million loss from the same period last year. I’m again glad to report that we continue to deliver on cost controlling measures and better cash management that we first put into place during the third quarter of last year. The total operating expense for the first half of 2015 was $4.9 million which is a year-over-year improvement of nearly $1 million from the $5.8 million that we reported for the same period in 2014.

Now I’ll turn my comments to our second quarter 2015 results. As we announced earlier today, the today, Company recognized $1.36 million in consolidated revenue in the second quarter of 2015. This was a decrease of 3.4% in total revenue from the second quarter revenues of $1.4 million that we recognized in 2014. This can be attributed to the somewhat uneven manner in which some of our orders for Go-Global products are often received which is not uncommon for a mature business.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Selling, General and Administrative expenses were $1.23 million which is an improvement of more than 13% from the same period in 2014 and R&D expenses were $1.1 million which is down approximately 17% from $1.3 million in 2014.

Total operating expenses for the second quarter were $2.33 million compared to $2.75 million for the same period in 2014.

On the balance sheet; at June 30, the Company had cash of $1.2 million and accounts receivable of $482,000.

On July 29, we announced that we have completed a private placement of our common stock for gross proceeds of $2.55 million. Details of this financing had been made available in the Form 8-K filed with the SEC on July 30, which is available at www.sec.gov.

We are very pleased that the financing included participation by hopTo board members and executives as well as a number of institutional investors that are long-term shareholders of hopTo. We are also pleased that we are able to complete the financing without the services of a banker or the issuance of warrants.

Now I’d like to turn the call back over to Eldad.

Eldad Eilam:

Thanks JL. As we reported in our last earnings call on May 15, our Sales Team continues to work diligently, engaging directly with prospective customers and resellers to bring hopTo Work of market. As we have previously disclosed, our go-to-market strategy includes three distinct types of opportunity; partnering with resellers in the bars (phon) for on-premise deployment, partnering with service providers to offer hopTo Work in a hosted SAAS model, and working with ISVs to turn their legacy applications into touch-friendly mobile enabled apps.

As a general rule, we cannot provide the actual names of customers and prospects due to confidentiality obligations but here is an update on these three areas.

As of June 3th, we had signed a total of 30 resellers and partners for hopTo Work and we have added a few more during July. We have effectively achieved our goal for the number of resellers that we wanted to have in place by the end of June and we are now focused on working side by side with these partners to close business with their customer.

As a result of our direct marketing efforts, we now have a pipeline that includes dozens of prospective customers and over 50,000 seats. These prospective customers are now in various stages of evaluation, ranging from testing to POC or Proof-of-Concept engagement. They include enterprises in a range of verticals including financial services, consumer electronics, legal, and health care. With respect to hosting providers, we have already licensed these to one partner who is moving to deployment phase and we have several service providers that are in various stages of evaluation, ranging from testing to negotiation of terms. We will be licensing hopTo Work on a subscription pricing model for such partners.

Finally with respect to ISVs, in addition to the Citrix Ready annulment in Q2, we remain actively engaged with a number of ISVs and we continue to find that our ability to deliver a touch-enabled user experience to Windows-based applications, is very compelling. ISV partnerships in general always take the longest to progress to revenue but we are confident that we will be able to announce some significant partnerships in the near future.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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On our last earnings call, we also explained three key factors that we`re driving longer than planned sale cycles. They were due to the fact that hopTo Work is a new product from a new vendor. The fact though that the interest in our product is coming from larger enterprises and the fact that our late 2014 launch resulted in our missing the 2015 budget cycles of most enterprises. While these facts still hold true, can now provide more color on situation based on what we have learned since the last earnings call.

In this quarter, our Team members demonstrated our products to many hundreds of potential customers and well over 50 of those demos were performed by me personally. I can tell you that the typical reaction to our product is awe and surprise.

Simply put, most of our potential customers never realized that what hopTo Work delivers could actually be accomplished. They assumed that the user experience of legacy application—Windows applications on mobile devices—is and shall remain poor. We have been hearing about these pain points for enterprises for several months which led to the initial max release we announced in Q1 and since then we’ve continued to invest and increase out-of-the-box functionality which we delivered just this morning with our release of version 2.3 of hopTo Work.

But still, this perception by the market presents both an opportunity and a challenge. Of course it is an opportunity because our demo typically wows the prospects and so the conversation often progresses to the next phase of discussing deployment, securities, system compatibility and so on.

It is a challenge because it means that most customers aren’t actively searching for a solution such as ours unless we find them. This is not because the problem of mobile application delivery isn’t a serious one, we know it is because both the people with the problem in their enterprises and the bloggers and opinion leaders who cover this space confirmed the magnitude to the problem continuously. They aren’t looking for solutions yet because they assume it is insoluble. But once they see our solution, they almost always see the value.

I can confidently say that the success ratio of our product base (phon) is very high. We rarely get negative or indifferent reactions. Interestingly, we’ve actually had some conversations about this issue with some of our competitors who are experiencing similar results. The good news is that their marketing efforts are benefiting us too.

In the past few months we’ve started seeing industry bloggers begin to cover the topic of legacy application usability on mobile devices, with coverage of several of our competitors, more recently including some early coverage of hopTo with some very favorable comments. Many bloggers have been using the term app (phon) re-factoring is the way to describe this space. You’ll find that those bloggers tend to refer to our overall industry as EUC or end-user computing. I encourage our shareholders to research the EUC space as published market data on the space could be indicative of the potential total addressable market for hopTo Work.

Based on our conversations with some of the top bloggers on our space, you can expect to continue seeing this topic covered by them including coverage of hopTo.

I’d like to take a moment to talk about some of our current opportunities. As we`ve mentioned in the past, many of the opportunities we have identified turned out to be larger than we had originally expected. As such, certain features and technical aspects of the product become more important than others. One key aspect is Citrix supported overall compatibility with the Citrix Ecosystem.

Because Citrix is by far the largest player in the EUC space, a deep integration with their products is crucial to closing many of these opportunities.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We demonstrated our initial Citrix integration back in May and have since engaged with numerous Citrix customer opportunities many of which are large enterprises. Our Development Teams are currently hard at work on completing a deeper integration that we believe will allow us to complete sales to many of these organizations. We anticipate the completion of this effort in Q3 and for some Citrix-dependent opportunities to close in Q4 of this year. We anticipate that a significant portion of our 2016 hopTo Work revenues will come from Citrix-dependent customers interested in upgrading their mobile user experience with hopTo Work.

Interestingly in this past quarter, we’ve also received a significant number of inbound leads from much smaller organizations that rely on certain Windows applications for their daily activity. These are organizations that have much more limited, if any, in-house IT capabilities, but they’re looking for ways to easily deploy hopTo Work for their mobile worker. This is a fantastic opportunity but it presents both technical and go-to-market challenges. These customers will require an alternative delivery and deployment mechanism of the product, one that doesn’t require any complex IT work.

Also these are smaller deals which means that the only practical sales method is going to be automated online sale. We are currently developing solutions to tackle this opportunity.

I’d also like to mention that as we continue to ramp up our sales and marketing efforts, we participated and presented in several industry events such as Citrix Synergy in early Q2, the BYOX Conference in the New York City in July, and the BriForum Conference in Denver.

These events allow us to directly engage with prospective customers and opinion leaders and to present hopTo Work to IT professionals and decision-makers. It is a crucial component in our brand building and go-to-market efforts and we expect to announce our participation in similar events in the future.

As we have discussed on this call, we are engaged with several large companies which could lead to substantial orders. To reiterate, because the potential order sizes are large, the sales cycles have been longer than we originally anticipated. Over the past several months, as discussions with potential customers have continued and as we have attended the industry conferences that we just discussed, our confidence in the size of the opportunity we are facing has grown. We are committed to providing you with as much information as we can but still believe that it is too early to provide specific guidance.

Now I will turn this call over to the Operator to open it up for the Q&A portion of the call.

Operator:

Thank you. We will now be conducting a question-and-answer session. If you’d like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue.

You may press star two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Thank you. Our first question is from Brian Murphy with Merriman Capital. Please go ahead.

Brian Murphy:

Hi. Thanks for taking my question. JL, did you say that bookings were up 6% for Go-Global in the second quarter or the first half?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jean-Louis Casabonne:

That was the first half Brian.

Brian Murphy:

Okay. All right, let’s see. So I’m just you know just thinking about hopTo Work broadly, often times for start-up products especially in the enterprise software space, it is hard to go from zero to a million dollars in sales as it is to go from say a million to ten million. I mean is that the kind of dynamic we should be expecting here in your case?

Eldad Eilam:

Yes, it`s an interesting question Brian. I think the way we’re seeing it is actually that there is—I actually sense that there is a little bit of a flood gate that’s going to open. So I would say a little differently and I think part of it is related to the fact that as I mentioned, awareness of the problem is generally on the rise so I would say that I don’t necessarily anticipate having that type of problem, I know I’m hoping obviously to not see it but the way we’re seeing is there is sort of this expansion of awareness to the problem and I can tell you by the way that a lot of people agree with this and have mentioned this to us including some of the major vendors in this space and as I mentioned before, competitors and they’re seeing a similar situation where awareness is growing.

So my expectation is that once awareness grows, right, you will start seeing a lot more inbound opportunities and that’s probably true for all of our competitors and it’s important that may be this is an opportunity—and important you know should take opportunity to say that as you compare us to our competitors, in some opportunities we are directly sort of head-to-head competitive, in others we’re not, right. There is a certain, sort of class of opportunity where their products, they’re just not applicable and ours is. So there is a very large opportunity that’s here and another thing I would say is that I fully expect for multiple vendors to ultimately win in this space. This is not going to be a one horse that’s kind of winning the race type situation.

Brian Murphy:

Got you and you know in the situations where there is head-to-head competition, are you guys seeing much in the way of kind of fear uncertainty and doubts spread by competitors and if so, how do you guys deal with that?

Jean-Louis Casabonne:

Okay. Brian this is JL. So actually when we talk about our pipeline I can tell you that currently in our pipeline of opportunities, none of our competitors are in those opportunities today. So, I—we actually haven’t seen a situation yet where we are net head-to-head against any of them.

So that’s kind of a unique situation and one other thing to build on and I can give you one piece of feedback that Eldad received at the BriForum Conference in Denver which is that a prospective customer that we`re now working with, said really if you want to hear what the customers want, the customers probably would love to have a combination of hopTo and one of these other app-refactoring vendors because what they do in terms of a complete rewrite of the app, versus what we do which is provide access to the app in its same original view with making it touch enabled, there are some apps for which that’s the most appropriate way to go and there maybe others where a full we re-factoring is necessary.

We are actually the only vendor in this space where any one of these other app re-factoring businesses could actually operate as a tab within the hopTo framework. So we are probably in the most unique and I think there was actually a quote from one of the bloggers at BriForum, Dave Kanoot (phon) who said that hopTo is actually the best of both worlds because it gives you both a touch-enabled experience without changing the view of the original application that end-users are accustomed to working with.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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This is another thing that I believe we spoke to in our last earnings call. The fact that it gets to be very confusing for the workers who use these applications to have the original application that they work with on their desktop then go see it in a completely different view on a mobile device, and we don’t make that—we don’t cause that to happen so we actually have a distinct advantage in that respect.

Brian Murphy:

Okay and I guess from a product development standpoint, you know you guys spoke about the deeper Citrix integration. Is that what—where the development focus is now or to what extent is there a focus, perhaps being informed by or maybe even driven by, some of these large deals that are in the pipeline where it sounds like you have almost kind of a collaborative relationship in terms of maybe being able to solve their problems?

Eldad Eilam:

Yes Brian, that’s a great question. So I’ll tell you. It’s actually—it’s a sort of distributed across several different things. So first of all, Citrix is a big part of it right now and as I mentioned there is a lot of opportunities, a lot of prospects there.

I can tell you that we are working—we are actually working—we`re engaged directly with the Citrix on this and they have been involved in helping us complete this integration according to specification from prospects. At the same time we are doing a number of other things.

Some of what we are doing is for example customizations for integration with certain highest feeds (phon) that we have been in discussions with for a while now on some fairly deep integration, something—some stuff that we are very excited about but we can`t quite announce it yet, but that’s part of it.

The other part of the R&D effort is on sort of deepening the max features set in and the release that we announced, we actually released just this morning, our version 2.3 as I mentioned, is what it does is it builds on the automated set of the max’s features and when I say automated, it’s something very important for people to understand.

Most of our competitors, really all of our competitors require manual labor, manual customization of the Windows app to turn it into a mobile application, okay. Our product where it’s sort of fundamentally different is that much of what it does to the application is done automatically. Now that’s a very important piece because as we discussed with and particularly with enterprises and sort of major corporations, one of the things you’ll hear from them is that there is no one in the organization who would know how to perform that kind of transformation because the people in the field are end-users. They don’t know how to transform the applications and then the IT departments don’t know the application.

Think about a hospital or something like that, they are not going to know. The IT department is not going to know what the nurses or the doctors need to see on each and every screen. So it becomes sort of an R&D operation and customers are very unhappy about that and so we placed a very strong emphasis on automated solutions where you grab the app and pretty much out of the box, we make it touch friendly. At the same time we offer a very very basic level of customization that is, we believe, just what they need, okay, and it’s very very easy to do and that is possible to do by an IT department.

The other thing I’ll tell you. This is kind of an interesting anecdote is that we are able to offer that customization on an almost like a departmental or a section in the customer’s business. So imagine a hospital for example right and they’ll have different departments—this is by the way a real life discussion that we are having, a hospital with multiple departments, so you have the radiology department, you have the emergency room for example, they’re using an electronic medical records app like EPIC and Cerner, one of those products. Those apps are humongous, right.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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They’ll have hundreds if not more modules and components to them and what the people in the field want to see is just a few specific screens that address their needs in real time when they are holding the mobile device, right. So we’re able to very easily offer the organization some very basic customization allows them to quickly access only those sections in the app that they need but at the same time the user experience remains familiar to them because they see the screens of the app that they’ve been using for it in most cases years, right. So it’s a very compelling, very powerful solution.

Brian Murphy:

Right that EPIC and Cerner stuff is really old on-premise software, right.

Eldad Eilam:

Yes, yes. (Inaudible). Go ahead.

Brian Murphy:

Okay. No. That was it. Hey, thanks for all the color here. I’ll jump back in the queue. Thank you.

Eldad Eilam:

Thanks so much Brian.

Jean-Louis Casabonne:

Thanks Brian.

Operator:

Once again if you’d like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. One moment please while we poll for questions.

Our next question comes from Mark Campbell. Please go ahead.

Mark Campbell:

Yes. Hi guys. I have been an Investor with hopTo for a quite a while and I guess my question is, in your last equity funding, what made you decide on the $2.5 million figure. Hello?

Jean-Louis Casabonne:

Oh, hi. Yes, thanks Mark. The $2.5 million was determined as a number that we believed would be sufficient to get us to breakeven if we can hit the plans that we have in place. So, as we—I think we disclosed on a last earnings call and we are constantly evaluating different possibilities for financing and as we’ve gone through our internal plans, there are things that people would not be aware of.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We talk about continued cost savings that we’ve put in place and actually we’re continuing to decrease our spending appropriately in ways that do not impact our ability to go to market. So all of that, you know continued lower spending combined with the anticipation of starting to close these opportunities as early as Q4, well some in Q3, but more dramatically in Q4 and certainly more dramatically into the next year, we believe that this money is sufficient to get us to a cash flow breakeven at some operational level and then of course we wouldn’t want to have to do any more fund raising if could avoid it. But the fact of the matter is, in any software business cash flow breakeven is a model choice and at appropriate times you may decide either to get or additional equity is appropriate to do more but we are pretty confident based on our projections what we’ve been through with our Management Team and with our Board that this amount of money will be sufficient to get us to a cash flow breakeven at a certain operational level.

Mark Campbell:

Do you have a date specific that you are targeting to get to cash flow even?

Jean-Louis Casabonne:

We have a date that we’ve targeted internally. I’m not prepared to share that with you today but as we’ve said many times on the call, if you look at what our burn rate has typically been and I will point out that the burn went from a $1 million in Q1 to $800,000 in Q2 which will be more obvious when we file our 10-Q tomorrow. But—and it’s going to continue to decrease over the next couple of quarters.

What I’ll say is, when you look at the size of the opportunity that we`re facing and I’ll point out that we talk about the more than 50,000 seats that’s in our current pipeline, I’ll also tell you that we have a number of large opportunities that we`re working on that we haven’t even put in the pipeline yet because it is still too preliminary. So the opportunity here is really significant.

We don’t need to get to a huge volume number in the context of penetration in this very large market during 2016 to get to that cash flow breakeven. Ten-fifteen—more like 15,000 to 20,000 seats a quarter would be more than sufficient to get us there, number one. Number two, one of the things that we talked about is a recurring revenue model with respect to the host—the service providers that we are starting to work with. I’ll also point out that a number of our large enterprise opportunities are also expressing interest in that model.

So we could see a pretty healthy mix of a combination of perpetual license and recurring revenue in a subscription billing. So again I wish I could give everyone on the call and all of our Investors more broadly a lot more of a specific guidance sort of number. All I can tell you is we`re really enthusiastic about having the capital to get to that next point and we`re really excited about the things that we have see in terms of how fast we can get there.

Mark Campbell:

Okay. Just real quick, that’s my last question. Do you anticipate any more hires going forward?

Jean-Louis Casabonne:

Well, yes. I mean there is always going to be a coming and going of employees. So for instance in the last couple of quarters there is a couple of people, headcount that we terminated because of Engineering skill set that were not appropriate for where we’re heading next. I mean I don’t—we are not anticipating not hiring, if that’s what’s you are getting it.

We don’t need to do a whole lot of hiring and again as we stated, because we moved to a single functional organization where the Sales Teams, Support Team and Engineering Teams from the Graph On business also work on hopTo. We have a pretty sufficient administrative and support core in place already. So, any additional headcount is going to be selective on a case by case basis.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Mark Campbell:

Okay. Thank you very much.

Jean-Louis Casabonne:

You are welcome.

Eldad Eilam:

Thanks Mark.

Jean-Louis Casabonne:

Thanks for the question.

Operator:

Once again, if you’d like to ask a question, please press star one on your telephone keypad. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we pool for questions.

There are no further questions at this time. I would now like to turn the floor back over to Mr. Eilam for closing comments.

Eldad Eilam:

Thank you. I would now like to thank everyone for tuning into our Earnings Call today and for your ongoing support. We look forward to discussing our third quarter 2015 performance with you in a couple of months. Thank you.

Operator:

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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